PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                  REGISTRATION NO. 333-84221

                                  $350,000,000

                               SANMINA CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, and the prospectus supplements dated November 15, 1999, December 2, 1999, December 16, 1999, January 14, 2000, February 5,
2000, March 1, 2000, March 17, 2000, April 21, 2000 and May 12, 2000 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                 PRINCIPAL
                                                 AMOUNT AT
                                                MATURITY OF                             NUMBER OF
                                                  NOTES                                 SHARES OF
                                               BENEFICIALLY          PERCENTAGE OF     COMMON STOCK     PERCENTAGE OF
                                                OWNED THAT               NOTES         THAT MAY BE       COMMON STOCK
NAME                                            MAY BE SOLD           OUTSTANDING        SOLD (1)       OUTSTANDING (2)
---------                                      ------------          -------------     ------------     ---------------
Merrill Lynch, Pierce, Fenner and
Smith, Inc............................            5,000,000               1.4            112,780          *
STI Capital Management................            2,000,000                *              45,112          *

-------------
*Less than 1%
(1) Assumes conversion of all of the holder's notes at a conversion price of $44.334 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 131,522,603 shares of common stock outstanding as of July 13, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                             ---------------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

            The date of this Prospectus Supplement is July 18, 2000.